As filed with the Securities and Exchange Commission on August 9, 2001
                                            Registration No. 333-57592


                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549
                          _______________

              Pre-Effective Amendment No. 4 to Form S - 3
        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      SIDEWARE SYSTEMS INC.
                ----------------------------------
        (Exact name of Registrant as specified in its charter)

                     British Columbia, Canada
              -------------------------------------
  (State or other Jurisdiction of incorporation or organization)

     1810 Samuel Morse Drive, Reston, Virginia, 20190-5316
                     Telephone (703) 437-9002
              ---------------------------------------
  (Address, and telephone number of registrant's principal executive offices)

              James S. Speros, Chief Executive Officer
                       Sideware Systems Inc.
       1810 Samuel Morse Drive, Reston, Virginia, 20190-5316
                      Telephone (703) 437-9002
             -------------------------------------------
     (Name, address, and telephone number of agent for service)

   Copies to:  Grant Sutherland, Director, Sideware Systems Inc.
         1600 - 777 Dunsmuir St., Vancouver, B.C. V7Y 1K4
            Tel:  (604) 688-0047; Fax (604) 688-0094

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement is declared effective.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




               CALCULATION OF REGISTRATION FEE


Title of Each         Amount to be          Proposed          Proposed         Amount of
Class of              Registered            Maximum           Maximum      Registration Fee
Securities to                            Offering Price       Aggregate
be Registered                            Per Share (1)        Offering
                                                              Price (1)


Common Shares         11,512,136(1)(2)       $0.43            $5,032,450    $1,258.11
Common Shares          1,084,000(3)          $0               $0            $0(4)

Total Common
shares                12,596,136              -                -            $1,258.11


(1) Pursuant to Rule 457(c), the proposed maximum offering price per common share and the proposed maximum aggregate offering price have been calculated on the basis of $0.43 per share, the average of the high and low prices reported on the OTC Bulletin Board quotation service as of March 22, 2001. This registration statement was originally filed to register 12,787,373 shares. The number of shares registered was decreased in Pre-Effective Amendment No. 1 to this registration statement.

(2) Includes 6,282,384 shares to be issued on the exercise of warrants.

(3) Includes 1,084,000 shares to be issued on the exercise of warrants.

(4) Pursuant to Rule 429, these common shares are being carried forward from a Registration Statement on Form F-3 (No. 333-38876) along with filing fees of $6,233.00 associated with such securities that were previously paid with the F-3 Registration Statement, as amended. These shares are issuable on the exercise of warrants.

Pursuant to Rule 429 of the Securities Act of 1933, the prospectus included as a part of this Registration Statement also relates to a Registration Statement on Form F-3 (No. 333-38876).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), SHALL DETERMINE.

           SUBJECT TO COMPLETION DATED AUGUST 9, 2001

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             PROSPECTUS
                       SIDEWARE SYSTEMS INC.

                      12,596,136 Common Shares

This prospectus covers 12,596,136 common shares of Sideware Systems Inc., a Canadian corporation, being offered for re-sale by the persons named in this prospectus as selling shareholders.

Sideware Systems Inc. will not receive any proceeds from the sale of the shares. The selling shareholders will receive those proceeds. The selling shareholders will control the number of shares offered for sale. The selling shareholders are not required to sell all, or any, of the shares.

The selling shareholders will also control how the shares are offered for sale. The selling shareholders may enter into underwriting agreements, and may pay underwriting discounts or commissions. The selling shareholders will control the prices at which the shares are offered, and can reject any proposed purchaser.

Our common shares trade on the Toronto Stock Exchange under the symbol "SYD.U" and are quoted on the OTC Bulletin Board quotation service under the symbol "SDWS". The closing price reported for our common shares on the Toronto Stock Exchange and the OTC Bulletin Board on August 7, 2001 were $0.40 and $0.36, respectively.

INVESTING IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

          The date of this prospectus is August 8, 2001.

                       TABLE OF CONTENTS

                                                                Page
Prospectus Summary                                                1
Risk Factors                                                      3
Special Note Regarding Forward-looking Statements                 9
Additional Information                                            9
Incorporated Documents                                            9
Enforcement of Civil Liabilities                                 10
Selling Shareholders                                             11
Use of Proceeds                                                  21
Plan of Distribution                                             22
Description of Securities to be Registered                       24
Material Changes                                                 24
Legal Matters                                                    26
Experts                                                          26
SEC Position on Indemnification for Securities Act Liabilities   26

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The shares covered by this prospectus are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate after the date of the document.


                  PROSPECTUS SUMMARY

                     THE COMPANY

Our business is the development and marketing of interactive e-business software. Our company was formed in 1983 and entered the field of software development in 1990. We had a change of management in May 1995, and released our first product under new management in November 1995.

Our current products are offered as the Sideware Enterprise
Interaction Suite 4.0. Our products support Web based customer communication, and are intended for the growing market for eCRM
(electronic Customer Relationship Management) software.

The Internet is growing rapidly in importance as a medium for conducting business. With growing use of the Internet for business, we believe that there will be an increasing demand for software that supports Internet based transactions.

The Sideware Enterprise Interaction Suite currently includes four products:

- Sideware Collaboration, a Web collaboration product which supports interactive chat between companies and their customers;
- Sideware Assist, which permits a company to offer automated customer service;
- Sideware Telephony, which permits users to integrate Web based and telephone communications into a single customer service system; and
- Sideware Wireless, which permits a company to communicate with customers using wireless devices.

As part of the Enterprise Interaction Suite 4.0 we also offer the Reply e-mail management program of Banter Inc., which we are authorized to sell as a reseller for Banter, Inc.

We market our products primarily through our marketing arrangements with IBM, and through value added resellers under the Sideware Partner Program.

We have not yet generated substantial operating revenues, and we have incurred losses consistently since entering the technology field. During the year ended December 31, 2000 we incurred a net loss of $27,794,338. In addition, we operate in a highly competitive market. An investment in our shares is speculative and involves a high degree of risk. The principal risks affecting our business and securities are set out below under the heading "RISK FACTORS".

Our head office is located at 1810 Samuel Morse Drive, Reston,
Virginia, 20190-5316, and our telephone number is (703) 437-9002.
Our world-wide web address is www.sideware.com.

                            THE OFFERING


Common shares being     Up to 12,596,136 common shares.
offered by the
selling                 - 1,084,000 shares are issuable on the exercise of
shareholders:             share purchase warrants which we issued to
                          selling shareholders on April 13, 2000.
                        - 5,229,752 shares were issued to selling
                          shareholders in a private placement which we completed on February 22, 2001.
                        - 5,229,752 shares are issuable on the exercise of
                          share purchase warrants which we issued to purchasers in the February 22, 2001 private placement.
                        - 526,316 are issuable on the exercise of
                          warrants which we issued as consideration for placement agent services in the February 22, 2001 private placement.
                        - 526,316 shares are issuable on the exercise of
                          share purchase warrants which we will issue on exercise of the warrants that we issued for placement agent services.

                        The shares and warrants listed above were issued to United States and foreign purchasers under exemptions from registration under the Securities Act of 1933.

Risk Factors            An investment in our common shares is speculative
                        and involves a high degree of risk. Before making an investment, you should read this entire prospectus, and the information incorporated in it by reference, carefully. You should also consider the information under the heading "Risk
                        Factors", which begins on page 3.

Use of Proceeds         We will not receive any proceeds from the sale of
                        shares offered by the selling shareholders. To the extent that any warrants are exercised for cash, we will receive the warrant exercise price. Proceeds from the exercise of warrants, if any, will be used for working capital purposes.

Listing or              Our common shares currently trade on the Toronto
Quotation of Common     Stock Exchange under the symbol "SYD.U" and are
Shares                  quoted on the OTC Bulletin Board quotation
                        service under the symbol "SDWS".

                             RISK FACTORS

INVESTMENT IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK.
PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE PURCHASING OUR COMMON SHARES.

BECAUSE WE DO NOT YET EARN SUBSTANTIAL REVENUE, AND BECAUSE OUR AUDITOR'S REPORT STATES THAT THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE IN BUSINESS, WE FACE A RISK THAT OUR BUSINESS WILL FAIL.

We have never earned substantial operating revenue. We have been dependent on equity financing to pay operating costs and to cover operating losses.

We estimate that we have sufficient cash to pay ongoing operating expenses, at their current level, until approximately the end of October 2001. To continue operation beyond that we will have to generate operating revenue or raise additional capital. If we do not, we face a risk that our business will fail.

The auditor's report on our December 31, 2000 financial statements includes an additional paragraph that identifies conditions that raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BECAUSE WE HAVE A LIMITED SALES HISTORY WITH OUR CURRENT PRODUCTS, WE DO NOT HAVE A RELIABLE BASIS FOR PREDICTING THAT WE WILL EARN REVENUE IN THE FUTURE.

Our products are relatively new, and are directed to a new and rapidly changing market. We do not have a record of past sales from which we can predict future revenues. As a result, our prospects for generating revenue are speculative, and may change rapidly and without warning. We have no assurance that we will earn substantial revenue in the future, nor any basis for predicting the level of any future revenues.

BECAUSE OF OUR LIMITED OPERATING AND SALES HISTORY WITH OUR CURRENT PRODUCTS, WE CANNOT MAKE RELIABLE PROJECTIONS OF OUR FUTURE OPERATING COSTS.

We have recently terminated a substantial number of employees in order to reduce operating costs, and we have reduced discretionary marketing expenditures. If we begin to generate substantial sales revenue, we may have to hire additional personnel or incur substantial advertising costs. As a result of our lack of historical sales, we cannot make reliable projections of the number of additional personnel we will require, the cost of employing those personnel, or the level of marketing and overhead expenses we will incur. We thus have no assurance that any revenue we earn will be sufficient to cover the cost of earning that revenue, or to generate operating profits.

BECAUSE WE LACK PROVEN DISTRIBUTION CHANNELS, WE MAY BE UNABLE TO
REACH POTENTIAL CUSTOMERS FOR THE ENTERPRISE INTERACTION SUITE.

Historically, we have attempted to sell our products principally through our direct sales force. Those efforts were unsuccessful, and we have terminated most of the employees in our direct sales force. We presently plan to market the Enterprise Interaction Suite through two principal distribution channels, the

IBM marketing programs in which we are participating and value added resellers. To date, we have not generated substantial sales revenue through either channel. Accordingly, we have no assurance that these methods of sale will be effective in reaching potential customers for the Enterprise Interaction Suite.

BECAUSE OUR PRODUCTS ARE OFFERED IN AN EMERGING MARKET, THE POTENTIAL MARKET FOR OUR PRODUCTS IS UNCERTAIN.

Our products are intended for a new and emerging market for Web based, interactive electronic business solutions. Our future success depends on the widespread adoption of the Web as a medium for business transactions. Many factors could hinder the development of this market, including the following:

- The Web has experienced, and is expected to continue to experience, significant user and traffic growth. The Web infrastructure may not be able to support the demands placed on it by the continued growth upon which our success depends.
- There are many unresolved legal and technical issues concerning Web based commerce. They include issues of security, privacy, reliability, cost, accessibility, and quality of service. If these issues are not resolved, Web based commerce may not continue to increase.
- There is substantial uncertainty about how governments may attempt to regulate use of the Web or tax Web based transactions. The imposition of new government regulations or taxes may impede use of the Web for business purposes.

If Web based commerce does not continue to increase, the market for our products, and our prospects for generating sales, will be impaired.

BECAUSE WE ARE NOT A LARGE COMPANY, WE MAY BE UNABLE TO COMPETE.

Many of our competitors have longer operating histories, greater name recognition, and substantially greater financial, technical, marketing, and other resources than we have. Our competitors may be able to expand and develop their technologies more quickly, to devote greater resources to the development and marketing of their products, or to respond more quickly to changing opportunities or technologies.

The market for computer software is dominated by large corporations which have assets much greater than ours, and which might be able to develop software duplicating the features of our products at modest cost. We face a continual risk that market opportunities or product features which we intend to exploit can, within a short period of time, become dominated by much larger and financially stronger corporations, rendering our products obsolete or non-competitive.

BECAUSE OUR MARKET IS HIGHLY COMPETITIVE AND CHANGING RAPIDLY, OUR PRODUCTS MAY NOT GAIN MARKET ACCEPTANCE.

The market for interactive Web based electronic business solutions is highly competitive and rapidly changing. Many types of changes in either the demand side or the supply side of our market could render our products non-competitive. Those types of changes include, but are not limited to, the following:

- We believe that barriers to entry in our market are relatively small, so that new competitors could enter the market within a short period of time.

- Technological advance in the computer industry is rapid. Other companies may develop new technologies which provide the same functions as our products with greater efficiency or lower cost.
- Industry consolidations, or formations of alliances among industry participants, may give our competitors superior marketing channels, economies of scale, or the benefit of
     strategic alliances with major software companies.   Competing
     products may also be integrated or marketed with broader product offerings, so that our products will be unattractive to customers seeking those broader product offerings.
- Customer preference may shift away from the kinds of products we offer to products offered by other companies.

BECAUSE WE HAVE RECENTLY REDUCED OUR WORK FORCE, AND BECAUSE WE
HAVE NOT ACHIEVED SUBSTANTIAL SALES REVENUE IN THE PAST, WE MAY
NOT HAVE ADEQUATE PERSONNEL OR SYSTEMS TO COPE WITH A RAPID
INCREASE IN SALES.

Subsequent to December 31, 2000, we have reduced our work force by approximately 70% in order to reduce operating costs. If our products begin to gain market acceptance, we could experience substantial growth in orders, sales, and revenue. We cannot assure that we will be able to manage the strains that future growth may place on our administrative infrastructure, systems, and controls. We may be unable to hire additional personnel we need to to install and support our products.

BECAUSE MUCH OF OUR WORK FORCE HAS BEEN HIRED RECENTLY, WE ARE
VULNERABLE TO LOSS OF KEY EMPLOYEES.

The departure of a single employee or a small number of employees could hurt our business. We have reduced our sales and marketing staff to approximately 12 employees. In addition, most of our development personnel have been hired within the last six months, as a result of the transfer of our development activities from British Columbia to Reston, Virginia. Continued development of our products is substantially dependent on our Chief Technology Officer.

We cannot assure that we will be able to attract and retain qualified personnel on acceptable terms. We do not have key man insurance on any of our employees.

BECAUSE OUR BUSINESS IS DEPENDENT ON PROPRIETARY TECHNOLOGY, WE ARE VULNERABLE TO MISAPPROPRIATION OF OUR TECHNOLOGY.

We rely heavily on our proprietary software technology. To protect our proprietary technology we rely on confidentiality agreements with key employees and third parties, and on trade secret, trademark, and copyright laws. Although we attempt to maintain confidentiality of our software technology, we cannot assure that we have adequately protected our technology from misappropriation.

In addition, others may attempt to "reverse engineer" our products, to determine their method of operation and to develop competing products. Sophisticated technology has been developed to facilitate reverse engineering of computer software, increasing the risk that our products could be duplicated by others at modest cost.

BECAUSE WE OPERATE IN A HIGH TECHNOLOGY FIELD, WE FACE A RISK OF
INFRINGEMENT CLAIMS FROM OTHER COMPANIES.

If any of our products violate third party proprietary rights we may be required to re-engineer our products or seek licenses from third parties. We have no reason to believe that any of our products infringe the proprietary rights of third parties. However, we do not conduct comprehensive patent searches to determine whether the technology used in our products infringes any third party patents.

High tech markets are characterised by the existence of a large number of patents with broad, and questionable, application. As the market for our products develops, and the functionality of those products grows and overlaps with products offered by competitors, our products may become increasingly subject to infringement claims. Although we have no reason to believe that any of our products infringe the proprietary rights of third parties, there can be no assurance that infringement claims will not be asserted against us, or that such claims will not require us to enter into royalty arrangements or result in costly litigation.

BECAUSE OUR PRODUCTS RELY ON THIRD PARTY TECHNOLOGIES, WE MAY NOT HAVE ACCESS TO REQUIRED TECHNOLOGY.

Our Enterprise Interaction Suite incorporates software licensed from third parties. We have no reason to believe that our existing license rights will cease to be available, but we cannot assure that they will continue.

In addition, we expect that we will have to license additional third party technology to continue development of our products. We can not assure that the third party technology we require will be available, or that it will be available on acceptable commercial terms.

Inability to obtain required technology from third parties could require us to develop software performing the required functions independently, or to re-engineer our products to operate without the licensed software. This could result in interruptions or delays in our ability to sell or continue development of our products, in loss of important features of our products, or in increased costs for our products.

BECAUSE OUR PRODUCTS ARE COMPLEX, THEY MAY CONTAIN ERRORS.

Software products are complex, and frequently contain errors, or "bugs". Our products may contain such errors, which could cause product failures. Our products have not had extensive use under actual operating conditions, and accordingly, we have no assurance
that they will operate free of material errors or defects.    Product
failures could result in loss of revenues, loss of market share, failure to achieve market acceptance, or injury to our reputation.

BECAUSE WE HAVE NOT COMPLETED ANY LARGE INSTALLATIONS OF THE
ENTERPRISE INTERACTION SUITE, WE DO NOT KNOW HOW WELL IT WILL OPERATE IN LARGE INSTALLATIONS.

To date, most of our installations of the Enterprise Interaction Suite and its predecessor products have been small, involving only a few customer service representative workstations. Our internal testing of the Enterprise Interaction Suite indicates that it can support large installations. However, we have never completed a large installation of any of our products, or secured a contract for a large installation.

Owing to our lack of experience with large installations, we do not know how well the Enterprise Interaction Suite will run in large installations.

BECAUSE WE HAVE LIMITED EXPERIENCE USING OUR PRODUCTS UNDER ACTUAL OPERATING CONDITIONS, WE COULD FACE SUBSTANTIAL PRODUCT LIABILITY
CLAIMS.

Because of our limited operating history with the Enterprise Interaction Suite, we have no assurance that it will not experience failures under actual operating conditions. If any of our products fail, a customer may assert a claim for substantial damages against us, regardless of whether we are responsible for the failure. Product liability claims could require us to spend significant time and money in litigation, or to pay significant damages.

We currently carry limited insurance, which may not cover claims against us for financial losses, and which will not be sufficient in amount to cover large claims. In addition, there can be no assurance that any insurance coverage will be available in the future on reasonable terms, that insurance we purchase will be sufficient to cover any claims against us, or that insurers will not deny coverage with respect to any future claim.

BECAUSE WE HAVE NOT GENERATED SUBSTANTIAL REVENUE AND BECAUSE OUR
BUSINESS HAS NOT BEEN PROFITABLE, WE MAY NOT BE ABLE TO RAISE
ADDITIONAL CAPITAL WE NEED.

We will likely require additional capital to continue the development of our products, to pay the costs of marketing those products, or to cover operating losses until we are able to become profitable. As we have never generated operating profits or substantial sales revenue, we may not be able to raise the amount of capital we require.

Several other factors may also hinder our efforts to raise capital. They include the following:

- Our share price has been highly volatile during 2000 and the first half of 2001. The volatility of our share price may deter potential investors.
- Subsequent to the first quarter of 2000, many technology companies have experienced financial difficulties and rapidly declining share prices. As a result, potential investors may be less willing to invest in technology companies generally.
- Subsequent to the first quarter of 2000, capital markets have become tighter generally, with less financing available for technology companies generally.

BECAUSE WE MAY HAVE TO RAISE ADDITIONAL CAPITAL, THE INTERESTS OF
SHAREHOLDERS MAY BE DILUTED.

To raise additional capital we may have to issue additional shares, which may dilute the interests of existing shareholders substantially. Alternatively, we may have to borrow large sums, and assume obligations to make substantial interest and capital payments. We may also have to sell significant interests in some or all of our products. If we are able to raise additional capital, we cannot assure that it will be on terms that enhance the value of our common shares.

BECAUSE WE HAVE NON-ARM'S LENGTH AGREEMENTS WITH SUBSIDIARIES,
GOVERNMENTS MAY CHALLENGE OUR TAX RETURNS.

We have non-arm's length agreements with our subsidiaries Sideware
Corp. and Sideware International SRL, which operate in jurisdictions outside Canada. We do not know of specific grounds on which these agreements could be challenged, and we believe that these agreements have been implemented in accordance with taxation laws, regulations, treaties, and assessment practices prevailing in Canada, the United States, and the other jurisdictions involved. However, Canadian or U.S. taxation authorities may challenge the terms or tax effect of these agreements, and issue taxation assessments requiring us to pay additional income taxes beyond the amounts we consider to be owing. Such assessments could lead to tax liabilities substantially greater than we expect, or to duplicate tax liabilities in different jurisdictions on the same income.

BECAUSE THE MARKET PRICE OF OUR COMMON SHARES HAS BEEN PARTICULARLY VOLATILE, INVESTORS IN OUR COMMON SHARES FACE A HIGH DEGREE OF MARKET RISK.

The stock market in general has recently experienced extreme price and volume fluctuations. The stock prices of technology companies, particularly Web-related companies, have been extremely volatile, and have experienced price fluctuations that have often been unrelated or disproportionate to the operating performance of these companies.

The price of our common shares has also experienced substantial fluctuations. Between January 1, 2000 and August 7, 2001 our share price has fluctuated between a high of $25.50 and a low of $0.16. The susceptibility of our stock price to fluctuation exposes purchasers of our stock to a high degree of risk.

As we have not at any time announced material earnings, we believe that the fluctuations in our stock price have resulted primarily from market perceptions of the speculative value of our business opportunities. The price of our common shares could fall substantially if we do not generate future earnings that meet the expectations of investors.

BECAUSE THE SHARES OFFERED ARE APPROXIMATELY 19% OF OUR OUTSTANDING STOCK, OFFERING OF THE SHARES FOR SALE MAY PUT DOWNWARD PRESSURE ON OUR STOCK PRICE.

The shares which may be offered under this prospectus represent approximately 19% of our issued and outstanding stock. Prior to filing this prospectus, those shares were "restricted securities" under Rule 144 to the Securities Act of 1933, and were not eligible for resale on the market. The market price of our stock could drop significantly if the selling shareholders sell all or a large portion of the shares offered under this prospectus, or are perceived as intending to sell them.

BECAUSE OUR STOCK MAY BE SUBJECT TO "LOW PRICE STOCK" RULES, THE
MARKET FOR OUR STOCK MAY BE LIMITED.

The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price less than US$5.00. Our stock is currently subject to those rules, and may remain so indefinitely. The penny stock rules require broker-dealers to make a special suitability determination before selling our stock to investors who are not either regular customers or accredited investors.
As a result, the potential market for our stock may be limited.

          SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the other reports we file from time to time with the Securities and Exchange Commission, contain forward-looking statements within the meaning of Section 27A of the Securities Act and
Section 21E of the Securities Exchange Act. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and are statements of future economic performance. Statements containing terms like "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates," and other phrases of similar meaning are considered to imply uncertainty and are forward-looking statements.

Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements throughout this prospectus and the documents we have incorporated by reference, including those stated under the heading "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, the materials referred to in this prospectus, and the materials incorporated by reference into this prospectus.

We cannot guarantee our future results, levels of activity, performance or achievements. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made.

                    ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934. In accordance with those requirements, we file annual reports on Form 10-K, quarterly reports on Form 10-Q, reports on Form 8-K, and other information with the Securities and Exchange Commission. The reports and other information we file can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511 and 7 World Trade Center, 13th Floor, New York, NY 10048. You can obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site that contains reports and other information that we file electronically. The address of the web site is http://www.sec.gov.

                    INCORPORATED DOCUMENTS

The Securities and Exchange Commission allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document that we have filed with the Commission. Information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by this prospectus.

We incorporate by reference into this prospectus:

(a) our annual report on Form 10-K for the year ended December 31, 2000, as filed with the Commission on March 23, 2001;
(b) our first amendment to the Form 10-K/A, as filed with the Commission on May 7, 2001;

(c) our second amendment to the Form 10-K/A, as filed with the Commission on June 18, 2001;
(d) our third amendment to the Form 10-K/A as filed with the Commission on August 8, 2001;
(e) our quarterly report on Form 10-Q for the quarterly period ended March 31, 2001, as filed with the Commission on May 14, 2001;
(f) our first amendment to the Form 10-Q/A for the quarterly period ended March 31, 2001 as filed with the Commission on June 18, 2001;
(g)  our report on Form 8-K filed with the Commission on July 5, 2001; and
(h)  our report on Form 8-K filed with the Commission on August 3, 2001.


All documents which we file subsequent to this prospectus under sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus.

We will deliver to each person (including any beneficial owner) to whom this prospectus has been delivered a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request, and at no cost to the requester. Requests should be directed to Grant Sutherland, Director, Sideware Systems Inc., 777 Dunsmuir Street, Suite 1600, Vancouver, British Columbia, Canada V7Y 1K4. Our telephone number at that location is (604) 688-0047. Our corporate web site address is www.sideware.com. The information on our web site is not intended to be part of this prospectus.

               ENFORCEMENT OF CIVIL LIABILITIES

Sideware Systems Inc. is a Canadian company and many of our assets are located outside the United States. Specifically, we believe that our most valuable asset consists of our intellectual property rights in our software. While we market our software in the United States through Sideware Corp., our United States subsidiary, Sideware Corp. does not own the intellectual property rights in our software. Those intellectual property rights are owned jointly by Sideware Systems Inc., a Canadian company, and by Sideware International SRL, a society organized under the laws of Barbados.

In addition:

-    some of our directors and officers are residents of Canada;
- some or all of the experts named in this registration statement are residents of Canada; and
- all or a substantial portion of the assets of those parties may be located outside the United States.

As a result, investors may not be able to:

- enforce civil liabilities created by federal securities laws of the United States against us, or against the other parties listed above;
- effect service of process within the United States on the parties listed above; or
-    realize in the United States on judgments of courts of the United
     States.

There is also doubt as to whether Canadian courts will enforce liabilities created by United States federal securities laws, or judgments of United States courts based on those laws.

                       SELLING SHAREHOLDERS

The shares offered for sale under this prospectus consist of:

- 1,084,000 shares issuable on the exercise of share purchase warrants which we issued to selling shareholders on April 13, 2000;
- 5,229,752 shares issued to selling shareholders in a private placement which we completed on February 22, 2001;
- 5,229,752 issuable on the exercise of share purchase warrants which we issued to purchasers in the February 22, 2001 private placement;
- 526,316 shares issuable on the exercise of warrants which we issued as consideration for placement agent services in the February 22, 2001 private placement; and
- 526,316 shares issuable on the exercise of share purchase warrants that we will issue on exercise of the warrants that we issued for placement agent services.

The selling shareholders include the following officers and employees of our company:

- Grant Sutherland is one of our directors, and served as the the Chairman of our Board of Directors up to June 20, 2001. This prospectus includes 2,500,000 shares offered by Mr. Sutherland.

- Paul Hildebrand is our corporate Secretary and in-house counsel. Alder Enterprises Ltd. is a private company in which Mr. Hildebrand holds a 45% beneficial interest, and whose other shareholders are members of Mr. Hildebrand's family. This prospectus includes 375,000 shares offered by Mr. Hildebrand and 250,000 shares offered by Alder Enterprises Ltd.


     APRIL 13, 2000 SHARE PURCHASE WARRANTS

The April 13, 2000 share purchase warrants were issued in a private placement of 1,084,000 units which we completed on April 13, 2000. Each unit consisted of one share and one share purchase warrant. The price of the units was $10.00 per unit. The share purchase warrants are exercisable at different prices, as explained below under "Use of Proceeds".

The April 13, 2000 warrants are non-transferable. None of those warrants have been exercised.

The following table sets forth, for each holder of the April 13, 2000 share purchase warrants, information on the number of shares currently owned, the number offered for sale, and the number of shares that will be owned on completion of the offering (assuming that all of the shares registered under this prospectus are sold). The information set out below is based on our list of registered shareholders and on information provided by the selling shareholders, and is accurate to the best of our knowledge as at July 31, 2001.


Selling shareholder     Units (1)     Warrants               Total              Shares       Total shareholding
                           #        exercised (2)         shareholding          offered     after offering (3)(6)
                                                     before offering (3)(4)
                                                          no.        %                            no.      %
William W. Noel III      10,000          0             10,000        *            10,000            0      *
Daniel P.
 Walsh &
 Cynthia P.
 Walsh, JTWROS           10,000          0             50,000        *            10,000        40,000     *
James B. Freund          25,000          0             50,000        *            25,000        25,000     *
Edward J. McCrossen      25,000          0             50,000        *            25,000        25,000     *
V&D Partnerships
 Inc., LLC.              50,000          0             50,000        *            50,000             0     *
Capitol
 Ventures LLC            50,000          0             50,000        *            50,000             0     *
Communications
 Partners LLC            25,000          0             50,000        *            25,000        25,000     *
Jeffrey W. Lubore        50,000          0            229,400        *            50,000       179,400     *
Daniel J. Brigati        25,000          0             50,000        *            25,000        25,000     *
MTTM LLC                 50,000          0             50,000        *            50,000             0     *
Steven Daniels           20,000          0             20,000        *            20,000             0     *
Vinnie Maniola           10,000          0             10,000        *            10,000             0     *
Charles J. Schatz        10,000          0             10,000        *            10,000             0     *
Mark S. Kim              10,000          0             20,000        *            10,000         5,000     *
Michael S. Ward          25,000          0             25,000        *            25,000             0     *
David Robison            50,000          0             50,000        *            50,000             0     *
Peter Valotto            25,000          0             25,000        *            25,000             0     *
Thomas E. Gillman        25,000          0             25,000        *            25,000             0     *
John B. Gariolo          25,000          0             25,000        *            25,000             0     *
Peter N. Gladding        50,000          0             50,000        *            50,000             0     *
Michael H. Owen          50,000          0            100,000        *            50,000        50,000     *
Roman Matijkiw           25,000          0             25,000        *            25,000             0     *
Gus Wahlroth             25,000          0            288,158        *            25,000             0     *
Leo Wong                 30,000          0             30,000        *            30,000             0     *
Theresa Kong             10,000          0             20,000        *            10,000        10,000     *
Tom Wood                 25,000          0             50,000        *            25,000        25,000     *
Irene Tai                10,000          0             20,000        *            10,000        10,000     *
Agora Partners          139,000          0            139,000        *           139,000             0     *
Beancounter Investments
 PTY LTd.                40,000          0            243,000        *            40,000        40,000     *
Charles Magal
 & Helen
 Stamatacos JTWROS       15,000          0             17,500        *            15,000         2,500     *
JNF II LLC               10,000          0             20,000        *            10,000        10,000     *
Drake Darrin             25,000          0             25,000        *            25,000             0     *
Dennis J. Keegan         50,000          0            438,158        *            50,000       125,000     *
Cameron Capital Ltd.     50,000          0             50,000        *            50,000             0     *
Davis Osnos              10,000          0             20,000        *            10,000        10,000     *


* Less than one percent (1%).

(1) This column states the number of units acquired by each selling shareholder initially in the April 2000 private placement. Each unit consisted of one share and one share purchase warrant.

(2) This column states the number of warrants from the April 2000 private placement that have been exercised.

(3) These columns report beneficial ownership. A person is deemed to have "beneficial ownership" of any common shares that that person has a right to acquire within sixty days of the date of this prospectus. In accordance with Rule 13d-3 of the Exchange Act, any common shares that any selling shareholder has the right to acquire within sixty days of the date of this prospectus are deemed to be outstanding for the purpose of computing the beneficial ownership percentage of that selling shareholder, but have not been deemed outstanding for the purpose of computing the percentage for any other selling shareholder.

(4) Figures stated in this column include 1,491,158 shares issuable within sixty days pursuant to share purchase warrants.

(5) Figures stated in this column include 1,084,000 shares issuable on exercise of outstanding share purchase warrants from the April 2000 private placement.

(6) Figures stated in this column assume that all shares offered under this prospectus will be sold.

Purchasers in the April 2000 private placement executed a registration rights agreement which required us to file a registration statement under the Securities Act of 1933 registering the shares issued in the private placement and shares issuable on exercise of the share purchase warrants issued in the private placement. The registration rights agreement also required us to use reasonable efforts to keep the registration statement effective until November 30, 2000. We are voluntarily including shares issuable under the April 13, 2000 share purchase warrants in this registration statement, in that our contractual registration obligations to the holders of those warrants have expired.

We paid commissions to the following persons in respect of the April 2000 private placement:

     Golden Capital Securities Ltd.               $50,000
     George Tsiolis                               $54,500
     Jeffrey Lubore                              $262,500
     Brian Cohn, Inc.                             $67,500

All commissions were equal to 5% of the proceeds from the sale of units to investors introduced by the respective recipients of the commissions.

Golden Capital Securities Ltd. is a brokerage firm operating in Vancouver, British Columbia. Brian Cohn, Inc. is a registered broker dealer. The principal of Brian Cohn, Inc. in Brian Cohn.

Jeffrey Lubore and George Tsiolis are not registered broker dealers. Neither Mr. Lubore nor Mr. Tsiolis performed services relating to the April 2000 private placement other than the introduction of potential purchasers. Further information on our relationships with Mr. Lubore and Mr. Tsiolis is set out below.

     FEBRUARY 22, 2001 PRIVATE PLACEMENT

The February 22, 2001 private placement consisted of 5,229,752 units. Each unit consisted of one share and one share purchase warrant. Each warrant entitled the holder to acquire one additional share at any time up to February 22, 2004 at a price of $0.975 per share, subject to adjustment in accordance with a registration agreement and warrant agreement, described below. The warrants are non-transferable. None of the warrants have been exercised.

The price of the units was $0.76 per unit for all purchasers other than Grant Sutherland, Paul Hildebrand, and Alder Enterprises Ltd. In accordance with regulations of the Toronto Stock Exchange, those purchasers paid a price of $0.80 per unit.

The following table sets forth, for each selling shareholder from the February 22, 2001 private placement, information on the number of shares currently owned, the number offered for sale, and the number of shares that will be owned on completion of the offering (assuming that all of the shares offered under this prospectus are sold). The information set out below is based on our list of registered shareholders and on information provided by the selling shareholders, and is accurate to the best of our knowledge as at July 31, 2001.


Selling shareholder     Units (1)     Warrants               Total              Shares       Total shareholding
                           #        exercised (2)         shareholding          offered     after offering (3)(6)
                                                     before offering (3)(4)
                                                          no.        %                            no.      %

Jason T. Adelman(7)        26,000        0              315,158      *             52,000             0    *
Alder Enterprises
 Ltd.(8)                  125,000        0              380,000      *            250,000       130,000    *
American High
 Growth Equities
 Retirement Trust         328,947        0              657,894      *            657,894             0    *
Donald A. Anderson,
 TTEE Prototype P.S.
 Plan c/o Salomon
 Smith Barney             100,000        0              580,000      *            200,000       300,000    *
Matthew Balk,
 Custodian for
 Daniel Balk               32,894        0               65,788      *             65,788             0    *
Matthew Balk,
 Custodian for
 David Balk                32,894        0               65,788      *             65,788             0    *
Matthew Balk(7)            32,894        0              197,366      *             65,788             0    *
Dr. Edward D. Ball         65,789        0              131,578      *            131,578             0    *
Stephen D. Barrett
 IRA                       65,789        0              131,578      *            131,578             0    *
Beancounters
 Investments
 Pty. Ltd.                 81,500        0              203,000      *            163,000             0    *
Bentley Corp. Inc.        131,579        0              263,158      *            263,158             0    *
Phillip C. Bird            27,000        0               54,000      *             54,000             0    *
Michael Clofine            13,157        0               26,314      *             26,314             0    *
Michael Colen(9)          263,158        0              588,816      *            526,316        62,500    *
Peter Falcone              27,000        0               54,000      *             54,000             0    *
David and Caren Garmus     27,000        0               54,000      *             54,000             0    *
Lloyd G. Glazer IRA        13,157        0               26,314      *             26,314             0    *
Brian Herman               27,000        0               54,000      *             54,000             0    *
Paul Hildebrand(8)        187,500        0            1,287,500     1.9%          375,000       912,500   1.2%
John O'Neal Johnston       27,000        0               54,000      *             54,000             0    *
Dennis Keegan             131,579        0              438,158      *            263,158       125,000    *
Joyce Klein                39,473        0               78,946      *             78,946             0    *
Robert Klein M.D.          65,789        0              131,578      *            131,578             0    *
Ethel Lebenkoff            32,894        0               65,788      *             65,788             0    *
Michael Loew               27,000        0               54,000      *             54,000             0    *
George Manos               55,921        0              111,842      *            111,842             0    *

                                     15

Robert E. Meshel           65,789        0              131,578      *            131,578             0    *
Lewis Mitchell             65,789        0              131,578      *            131,578             0    *
Richard G. Morris         131,579        0              263,158      *            263,158             0    *
Dr. Robert Neborsky        32,894        0               65,788      *             65,788             0    *
Gene Salkind               65,789        0              131,578      *            131,578             0    *
Jeffrey Schnipper          50,000        0              100,000      *            100,000             0    *
SDS Merchant Fund LP      394,737        0              789,474     1.2%          789,474             0    *
Kathy Simpson              32,894        0               65,788      *             65,788             0    *
Spitsbergen Pty. Ltd.     131,631        0              263,262      *            263,262             0    *
Grant Sutherland(10)    1,250,000        0            4,393,600     6.5%        2,500,000     1,893,600   2.8%
Livia S. Sylva             65,789        0              131,578      *            131,578             0    *
Richard B. Trull IRA       65,789        0              131,578      *            131,578             0    *
Golden Capital
 Securities ITF Gus
 Wahlroth,Acct
 #50-037F-9               131,579        0              288,158      *            263,158              0    *
Scott Weisman(7)           26,000        0              183,578      *             52,000             0    *
Welcome Opportunities
 Ltd.                     500,000        0            1,000,000     1.5%        1,000,000             0    *
David Wiener               50,000        0              100,000      *            100,000             0    *
Sara Wiener                50,000        0              100,000      *            100,000             0    *
WKW Investment Club       131,579        0              263,158      *            263,158             0    *


* Less than one percent (1%).

(1) This column states the number of units acquired by each selling shareholder initially in the February 22, 2001 private placement. Each unit consisted of one share and one share purchase warrant.

(2) This column states the number of warrants from the February 22, 2001 private placement that have been exercised.

(3) These columns report beneficial ownership. A person is deemed to have "beneficial ownership" of any common shares that that person has a right to acquire within sixty days of the date of this prospectus. In accordance with Rule 13d-3 of the Exchange Act, any common shares that any selling shareholder has the right to acquire within sixty days of the date of this prospectus are deemed to be outstanding for the purpose of computing the beneficial ownership percentage of that selling shareholder, but have not been deemed outstanding for the purpose of computing the percentage for any other selling shareholder.

(4) Figures stated in this column include a total of 1,332,500 shares issuable within sixty days pursuant to stock options and 5,993,566 shares issuable within sixty days pursuant to warrants.

(5) Figures stated in this column include 5,229,752 shares issuable on exercise of outstanding share purchase warrants from the February 22, 2001 private placement.

(6) Figures stated in this column assume that all shares offered under this prospectus will be sold. Figures stated in this column include a total of 1,332,500 shares issuable within sixty days pursuant to stock options and 122,500 shares issuable within sixty days pursuant to share purchase warrants.

(7)  Indicates employees or associates of H.C. Wainwright & Co,
     Inc., who acted as placement agent in the February 22, 2001 private placement.

(8) Figures stated for Mr. Hildebrand include 787,500 shares issuable within sixty days pursuant to stock options.

(9) Figures stated for Mr. Colen include 62,500 shares issuable within sixty days pursuant to stock options.

(10) Figures stated for Mr. Sutherland include 482,500 shares issuable within sixty days under stock options. Figures stated for Mr. Sutherland after the offering include 60,000 shares issuable within sixty days pursuant to share purchase warrants. 1,750,000 of the shares offered by Mr. Sutherland, including 875,000 shares already issued and 875,000 shares issuable under share purchase warrants, are registered in the name of RBC Dominion Securities Ltd. ITF for Grant Sutherland.

Purchasers in the February 22, 2001 private placement executed registration agreements which required us to use our best efforts to file a registration statement within 45 days of the closing of the private placement, and to cause the registration statement to become effective within 90 days of closing. Under the registration agreement, if our registration statement does not become effective within 90 days of closing, we are required to compensate purchasers as follows:

- if a registration default lasts less than three months, the exercise price for warrants issued in the private placement will be reduced by 2.5% for each month, or portion thereof, that we are in default of our registration obligations; and
- if a registration default continues for more than three months, we must pay liquidated damages, either in cash or in stock, equal to 1.5% of the amount invested by each purchaser for each month the default continues.

Warrants issued in the February 22, 2001 private placement are subject to a warrant agreement which specifies the warrant term of three years and an initial exercise price of $1.00. Pursuant to the registration agreement described above, the exercise price was reduced to $0.925 effective July 22, 2001. The warrant agreement also contains anti-dilution provisions which provide for a pro-rata reduction in the exercise price of the warrants and a corresponding increase in the number of warrants to be issued in the event of:

- a subdivision or consolidation or other similar transaction relating to our shares;
-    a rights issue at less than current market price for our shares;
- a distribution of assets or shares to all of the holders of our common shares; or
- an issuance of shares at less that $0.76 per share, subject to the proviso that the exercise price for the warrants can not be reduced below $0.80.

Jason Adelman, Scott Weisman, and Matthew Balk are affiliates of H.C. Wainwright & Co., Inc., and are accordingly underwriters as defined in the Securities Act of 1933.

     WARRANTS ISSUED AS CONSIDERATION FOR PLACEMENT AGENT SERVICES

H.C. Wainwright & Co., Inc. acted as placement agent for the February
22, 2001 private placement. As consideration for placement agent services, we paid H.C. Wainwright & Co., Inc. commissions totalling $282,252.60, equal to 7% of the funds raised in the February 22, 2001 private placement. We also issued to H.C. Wainwright & Co. Inc. and certain of its associates warrants to acquire 526,316 shares and 526,316 share purchase warrants. Under the terms of these warrants, payment of an exercise price of $0.76 entitles the warrant holder to receive one share and one share purchase warrant. Each share purchase warrant will entitle the holder to purchase one additional share. The initial exercise price for the share purchase warrants was $1.00, but that exercise price was reduced to $0.925 effective July 22, 2001, as a result of the registration agreement described above. The warrants we issued as consideration for placement agent services, and any share purchase warrants we issue on exercise of those warrants, will expire February
22, 2004.

The following table sets forth, for each holder of the warrants issued as consideration for placement agent services, information on the number of shares and share purchase warrants which can be acquired on exercise of the warrants, the number of shares currently owned, the number offered for sale, and the number of shares that will be owned on completion of the offering (assuming that all of the shares offered under this prospectus are sold). The information set out below is based on our list of registered shareholders and on information provided by the selling shareholders, and is accurate to the best of our knowledge as at July 31, 2001.



Selling shareholder     Units (1)     Warrants               Total              Shares       Total shareholding
                           #        exercised (2)         shareholding          offered     after offering (3)(6)
                                                     before offering (3)(4)
                                                          no.        %                            no.      %

Jason T. Adelman         131,579         0           315,158         *          263,158       0            *
Matthew Balk              65,789         0           197,366         *          131,578       0            *
Eric Singer               15,789         0            31,578         *           31,578       0            *
Scott Weisman             65,789         0           183,578         *          131,578       0            *
H.C. Wainwright &
 Co., Inc.               247,370         0           494,740         *          494,740       0            *

* Less than one percent (1%).

(1) This column states the number of shares and warrants which can be acquired by each selling shareholder initially on the exercise of the warrants issued as consideration for placement agent services.

(2) This column states the number of warrants that have been exercised.

(3) These columns report beneficial ownership. A person is deemed to have "beneficial ownership" of any common shares that that person has a right to acquire within sixty days of the date of this prospectus. In accordance with Rule 13d-3 of the Exchange Act, any common shares that any selling shareholder has the right to acquire within sixty days of the date of this prospectus are deemed to be outstanding for the purpose of computing the beneficial ownership percentage of that selling shareholder, but have not been deemed outstanding for the purpose of computing the percentage for any other selling shareholder.

(4) Figures stated in this column include a total of 526,316 shares issuable within sixty days on the exercise of the warrants issued in consideration of placement agent services, 84,894 shares issuable within sixty days pursuant to share purchase warrants already issued, and 526,316 shares issuable within sixty days pursuant to share purchase warrants to be issued on exercise of the warrants issued as consideration for placement agent services.

(5) Figures stated in this column include 526,316 shares issuable on the exercise of the warrants issued as consideration for placement agent services and 526,316 shares issuable within sixty days pursuant to share purchase warrants to be issued on exercise of the warrants issued as consideration for placement agent services.

(6) Figures stated in this column assume that all shares offered under this prospectus will be sold.

     CORPORATE ENTITIES

The following table shows individuals who have voting or investment control over the securities owned by the corporate entities named as selling shareholders above.

  Selling shareholder   Individuals holding voting or investment control

  V&D Partnership
  Inc., LLC             Victor Souaid, Daniel Scarfone
  Capitol Ventures
  LLC                   Harold McLarnon, Royal Collette
  Communications
  Partners LLC          Harold McLarnon, John Mamana, Michael Shehadi
  MTTM LLC              Franklin Myers
  Agora Partners        George Tsiolis, George Koutroubis, Paul Kondakos,
                        Anthony Iantorno, Realest Marketing Corporation,
                        Manny Speranza, Dubravko Trpcic, Jim Gamas
  Beancounters          Hugh Bateman, Catherine Bateman, Richard Hooper, Mary
  Investments Pty.      Hooper, Christopher Davis, Patrick Hawkes, David
  Ltd.                  Brayshaw, Cheryl Brayshaw
  JNF II LLC            Joel Fernebok
  Cameron Capital       Dudley Cottingham, Colin Hames, Arthur Morris, Craig
  Ltd.                  Christensen, Mrs. J. Morris
  Alder Enterprises     Paul Hildebrand, Kathleen Hildebrand, Edward
  Ltd.                  Hildebrand, Agnes Hildebrand
  American High         Brad Butler
  Growth Equities
  Retirement Trust
  Bentley Corp. Inc.    Jorgen Petersen
  SDS Merchant Fund LP  Steve Derby
  Spitsbergen Pty Ltd.  Alf Willings
  Welcome Opportunities Channing Buckland, Robert Buchan, Morgan Poliquin,
  Ltd.                  Robert Schafer, Irene Wilson,
  WKW Investment Club   Channing Buckland
  H.C. Wainwright &     Stephen Yardumian
  Co., Inc.


     MATERIAL RELATIONSHIPS WITH SELLING SHAREHOLDERS

Each of the selling shareholders has participated in the private placement described above, and as a result, is the holder of warrants issued in those private placements. The number of warrants purchased by each selling shareholder is set out in the tables above. Apart from their participation in the private placements described above, the following selling shareholders have had the following material relationships with us during the past three years.

     JEFFREY LUBORE

In January 1999 Mr. Lubore participated in a private placement, purchasing 754,000 special warrants at a price of $0.265 per special warrant. In June 1999 the special warrants were converted, without additional consideration, into 829,400 shares and 829,400 share purchase warrants. Mr. Lubore exercised the share purchase warrants in July 1999.

In September 1999 MeadowBrooke Development Assoc. LLC participated in a private placement, purchasing 76,200 units at a price of $1.64 per unit. Each unit consisted of one share and one share purchase warrant. The share purchase warrants were exercised in February 2000. Mr. Lubore is the general partner of MeadowBrooke Development Assoc. LLC.

In January 2000 we entered into a consulting agreement with Mr.
Lubore, pursuant to which Mr. Lubore agreed to assist us in making introductions to potential customers, marketing partners, employment candidates, and potential investors. The term of the agreement was for one year, expiring December 31, 2000. Pursuant to the consulting agreement, Mr. Lubore introduced us to employment candidates, some of whom were hired. Mr. Lubore did not receive specific compensation under the consulting agreement. Consideration for services provided by Mr. Lubore under the consulting agreement was part of the finder's fee paid to Mr. Lubore in respect of the April 2000 private placement, described below.

In April 2000 Mr. Lubore introduced us to purchasers who invested in the April 2000 private placement. We paid Mr. Lubore a finder's fee of $262,500, based on a commission rate of 5% of the amount invested by the purchasers introduced by Mr. Lubore. Mr. Lubore also purchased 50,000 units in the April 2000 private placement at a price of $10.00 per unit.

In January 2001 we entered into a further consulting agreement with Mr. Lubore, pursuant to which Mr. Lubore agreed to assist us in marketing our products to the telecommunications industry. Pursuant to the consulting agreement, in January 2001 we granted Mr. Lubore options to purchase 50,000 shares at a price of $1.00 per share. In February 2001 we agreed with Mr. Lubore to terminate the consulting agreement, and to cancel the 50,000 options.

     DAVID ROBISON

In January 1999 Mr. Robison participated in a private placement, purchasing 377,000 special warrants at a price of $0.265 per special warrant. In June 1999 the special warrants were converted, without additional consideration, into 414,700 shares and 414,700 share purchase warrants. Mr. Robison exercised the share purchase warrants in December 1999.

In March 1999 Mr. Robison participated in a private placement, purchasing 195,195 special warrants at a price of $0.333 per special warrant. In June 1999 the special warrants were converted, without additional consideration, into 195,195 shares and 195,195 share purchase warrants. Mr. Robison exercised the share purchase warrants in December 1999.

     AGORA PARTNERS

George Tsiolis is a member of Agora Partners.

In January 1999 Mr. Tsiolis participated in a private placement, purchasing 100,000 special warrants at a price of C$0.35 per special warrant. In June 1999 the special warrants were converted, without additional consideration, into 110,000 shares and 110,000 share purchase warrants. Mr. Tsiolis exercised the share purchase warrants in February 2000.

We paid Mr. Tsiolis a finder's fee of $50,000 in connection with the April 2000 private placement. The finders' fee was equal to 5% of the amount invested by Agora Partners, exclusive of Mr. Tsiolis' proportionate share in Agora Partners.

     DENNIS J. KEEGAN

In September 1999 Mr. Keegan participated in a private placement, purchasing 62,500 units at a price of $1.64 per unit. Each unit consisted of one share and one share purchase warrant. The share purchase warrants have not been exercised.

     MICHAEL COLEN

In March 1999 Mr. Colen participated in a private placement, purchasing 300,300 special warrants at a price of $0.333 per special warrant. In June 1999 the special warrants were converted, without additional consideration, into 300,300 shares and 300,300 share purchase warrants. Mr. Colen exercised the share purchase warrants in October 1999.

In July 1999 we entered into a consulting agreement with Mr. Colen, pursuant to which Mr. Colen agreed to provide services in assisting Sideware to develop business relationships with major companies in the software industry. In October 1999, pursuant to the consulting agreement, we granted Mr. Colen options to purchase 200,000 shares at C$2.66 per share.

In September 1999 Mr. Colen participated in a private placement, purchasing 182,927 units at a price of $1.64 per unit. Each unit consisted of one share and one share purchase warrant. Mr. Colen exercised the share purchase warrants in January 2000.

In January and February 2001, in recognition of continuing services being provided by Mr. Colen, we granted Mr. Colen options to purchase a further 125,000 shares at a price of $1.00 per share. We have subsequently rescinded those options, and granted other options to Mr. Colen to purchase 125,000 shares at $0.36 per share.

     WELCOME OPPORTUNITIES LTD.

In December 1998 Welcome Opportunities Ltd. participated in a private placement, purchasing 500,000 special warrants at a price of C$0.35 per special warrant. In June 1999 the special warrants were converted, without additional consideration, into 550,000 shares and 550,000 share purchase warrants. Welcome Opportunities Ltd. exercised the share purchase warrants in October 1999.

In September 1999 Welcome Opportunities Ltd. participated in a private placement, purchasing 100,000 units at a price of $1.64 per unit.
Each unit consisted of one share and one share purchase warrant. Welcome Opportunities Ltd. exercised the share purchase warrants in January 2000.

Welcome Opportunities Ltd. is a public company whose shares trade on the Canadian Venture Exchange.

     GRANT SUTHERLAND

Grant Sutherland is one of our directors, and served as the Chairman of our Board of Directors up to June 28, 2001.
Transactions involving Mr. Sutherland are described in our Form 10-K for the year ended December 31, 2000, under the heading "Certain
Relationships and Related Transactions".

     PAUL HILDEBRAND, ALDER ENTERPRISES LTD.

Paul Hildebrand is our corporate Secretary.   Alder Enterprises Ltd.
is a private company in which Mr. Hildebrand holds a 45% interest. The other shareholders in Alder Enterprises Ltd. are members of Mr. Hildebrand's family. Transactions involving Mr. Hildebrand and Alder Enterprises Ltd. are described in our Form 10-K for the year ended December 31, 2000, under the heading "Certain Relationships and Related Transactions".

                          USE OF PROCEEDS

Except for payment of the exercise price on the exercise of warrants, as explained below, we will not receive any proceeds from sale of the shares offered under this prospectus. The selling shareholders will receive those proceeds.

The 1,084,000 share purchase warrants issued in the April 2000 private placement are exercisable at different prices. The warrants have a two year term expiring April 13, 2002, and were initially issued with exercise prices of:

-    $10.00 per share if exercised prior to April 13, 2001; or
- $11.50 per share, for warrants exercised between April 13, 2001 and April 13, 2002.

In March 2001, under regulations of the Toronto Stock Exchange:

- the exercise price of 900,000 of the warrants was reduced to $1.00 per share; and
- the exercise price of 139,000 of the warrants was reduced to $3.00 per share.

As a condition of the re-pricing, the term of the re-priced warrants will be reduced to 30 calendar days if the weighted average trading price for our shares on the Toronto Stock Exchange, calculated over any period of 20 consecutive trading days, exceeds the new exercise price by 25%. 45,000 of the warrants were not re-priced, and their exercise term is unaffected. If any of the warrants issued in April 2000 are exercised, we will receive the applicable exercise price, as set out above.

The 5,229,752 share purchase warrants issued in the February 22, 2001 private placement had an initial exercise price of $1.00 per share. That exercise price was subject to adjustment under the terms of the registration agreement and warrant agreement described above under the heading "Selling Shareholders". Effective July 22, 2001 the exercise price was reduced to $0.925. If any of those warrants are exercised, we will receive the exercise price.

The exercise price under the warrants issued as consideration for placement agent services is $0.76. On payment of that exercise price, the holder will receive one share and one share purchase warrant. Each share purchase warrant will permit the holder to acquire one additional share. The initial exercise price for the share purchase warrants was $1.00, but that exercise price was reduced to $0.925 effective July 22, 2001.

The warrants issued as consideration for placement agent services and the share purchase warrants to be issued under them also provide for cashless exercise, at the option of the warrant holder. Under the cashless exercise option, the warrant holder can pay the exercise price by surrendering warrants with a value equal to the exercise price to be paid. The value of the surrendered warrants is equal to the difference between the then current market price for our stock and the exercise price under the surrendered warrants. Accordingly, if all of the holders of these warrants utilize the cashless exercise option, we may not receive any cash proceeds from these warrants, even if they are exercised.

The warrants issued as consideration for placement agent services provide for the issuance of 526,316 shares and 526,316 share purchase warrants. If there are any cash proceeds from the exercise of those warrants, we will receive those proceeds.

We will use funds received on the exercise of warrants, if any, for working capital and other corporate purposes.

                       PLAN OF DISTRIBUTION

This prospectus covers the sale of shares by the selling shareholders. It also covers sales by people who receive shares from the selling shareholders by way of gift, pledge, partnership distribution, or other non-sale related transfer. Any distribution of the shares may be effected by any of those parties from time to time in one or more of the following transactions:

- to underwriters who will acquire securities for their own account and re-sell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale;
- through brokers, acting as principal or agent, in transactions though the OTC Bulletin Board quotation service or, except as set out below, on the Toronto Stock Exchange, or on any other market or exchange on which the securities are then listed;
- directly or through brokers or agents in private sales at negotiated prices;
- through put or call option transactions, or through short sales of our common shares at market prices prevailing at the time of sale or at negotiated prices; or
-    by any other legally available means.

To comply with regulations of the Ontario Securities Commission, participants in the February 22, 2001 private placement have agreed that:

- they would not, prior to May 23, 2001, sell any of their shares through the Toronto Stock Exchange; and
- so long as our shares trade through either the OTC Bulletin Board quotation service or a United States stock exchange, any sales will be made through the facilities of that exchange or quotation service.

Any public offering price and any discount or concessions allowed or paid to underwriters may change from time to time. Sales through an exchange may involve block transactions, special offerings, or exchange distributions, and may take place at market prices prevailing at the time of sale, prices related to such prevailing market prices, negotiated prices, or fixed prices.

The aggregate proceeds to the selling shareholders from the shares will be the offering price less applicable commissions, or discounts, if any. We do not know if the selling shareholders will sell any of the shares offered under this prospectus.

The selling shareholders and their underwriters, brokers, dealers or agents, upon effecting a sale of securities, may be considered "underwriters" as that term is defined in the Securities Act. The selling shareholders will be subject to the prospectus delivery requirements because the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Sales effected through agents, brokers, or dealers will ordinarily involve payment of customary brokerage commissions, although some brokers or dealers may purchase shares as agents for others or as principals for their own account. The selling shareholders will pay any sales commissions or similar selling expenses applicable to the sale of the shares. A portion of any proceeds of sales and discounts, commissions, or other sellers' compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

Selling shareholders also may resell all or a portion of the shares offered under this prospectus in open market transactions in compliance with the restrictions of Rule 144 under the Securities Act.

Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market activities for our common shares for a period of five business days prior to the commencement of the distribution. In addition, each selling shareholder and any other person who participates in a distribution of the securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. Those provisions may limit the timing of purchases and may affect the marketability of the securities and the ability of any person to engage in market activities for our common shares.

At the time a particular offering of securities is made, to the extent required, a prospectus supplement will be distributed which will set forth the number of securities being offered and the terms of the offering, including the purchase price or the public offering price, the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriters for securities purchased from the selling shareholders, any discounts, commissions and other items constituting compensation from the selling shareholders, and any discounts, commissions, or concessions allowed or paid to dealers. In addition, we will file a supplement to this prospectus upon a selling shareholder notifying us that a donee, pledgee, transferee, or other successor-in-interest intends to sell more than 500 shares.

In order to comply with the securities laws of certain states, if applicable, the securities will be sold in those jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities have been registered or qualified for sale in the state or an exemption from registration or qualification is available and the conditions of the exemption have been satisfied.

We have agreed that we will bear all costs, expenses, and fees in connection with the registration or qualification of the shares under federal and state securities laws (currently estimated to be $75,000). We and each selling shareholder have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

        DESCRIPTION OF SECURITIES TO BE REGISTERED

The shares offered under this prospectus are common shares without par value in our capital stock. The holders of our common shares are entitled to receive notice of, attend, and vote at all meetings of our members. The common shares carry one vote per share and have no par value. The holders of the common shares are entitled to receive dividends if, as, and when declared by our board of directors. The common shares carry no pre-emptive rights, conversion rights, redemption provisions, sinking fund provisions, or liability to further calls or assessment. There are no restrictions on the repurchase or redemption of our common shares by us, except under applicable securities laws and to the extent that any such repurchase or redemption would render us insolvent.

Common shares without par value are the only class of shares authorised under our memorandum of incorporation. As at July 31, 2001, we have 66,116,167 shares issued and outstanding.

                      MATERIAL CHANGES

We have reported certain events on Forms 8-K filed July 5, 2001 and August 2, 2001. In addition, the following material changes have occurred subsequent to our annual report filed March 23, 2000 covering the fiscal year ended December 31, 2000 and our quarterly report filed May 14, 2001 covering the quarter ended March 31, 2001.

     Product Release

On June 15, 2001 we released the Sideware Enterprise Interaction Suite
4.0. Version 4.0 includes two new components, Sideware Assist and Sideware Wireless.

Sideware Assist permits a company to provide automated responses to questions from its customers. Sideware Assist offers customers an inquiry window, in which questions can be typed. Sideware Assist utilizes the principles of natural language processing and interpretation to interpret the questions, and to select an appropriate response from a series of pre-defined responses.

We expect that installations of Sideware Assist will be highly customized to individual users, and will require a user to assemble:

- a "knowledge" database of words, phrases, and questions that are likely to be used by its customers; and
- a set of standardized responses, and procedures that can be used to select the appropriate response.

Sideware Assist uses the Relationship Modeling Engine of Banter,
Inc. to perform natural language processing and artificial intelligence functions. Banter, Inc. is a software development company headquartered in San Francisco, California.

Sideware Wireless includes software that interfaces with browsers used by wireless devices, such as cellular phones or palm pilots.
Wireless thus permits customers using those devices to interact with companies using Collaboration.

The e-mail management component of the Enterprise Interaction
Suite 4.0 consists of the "Reply" program of Banter, Inc. Additional development work is being done, following the release of version 4.0 of the Enterprise Interaction Suite, to integrate the Reply program into the common queue created by Sideware Collaboration. We expect to complete that additional development work by the end of August, 2001.

We have entered into a reseller agreement with Banter, Inc., pursuant to which we are authorized to distribute both the Relationship Modeling Engine and the Reply program of Banter,
Inc. The reseller agreement specifies royalty rates, depending on volume, which we must pay to Banter, Inc. on sales of Reply and the Relationship Modeling Engine. The term of the agreement is to March 31, 2002, and we have an option to extend the agreement for an additional three year term.

We previously intended to include Sideware VoIP in version 4.0 of the Enterprise Interaction Suite. Sideware VoIP was intended to provide Voice over Internet capability, permitting users to send voice messages over the Internet to CSRs. We planned to incorporate the technology of Lipstream Networks into Sideware VoIP. On May 1, 2001, Lipstream Networks announced that it was ceasing operation due to financial difficulties. As a result, development of Sideware VoIP will be delayed. We have not yet prepared a new development schedule for Sideware VoIP.

Our development plans may change, depending on our technical and financial capabilities, and our assessment of the demands of the marketplace. There can be no assurance that our development work will produce commercially viable products, or that we will be able to license the third party technology we require on commercially acceptable terms.

	Stock Options

We have entered into agreements with 42 employees and consultants to:

(a) rescind stock options previously granted to the optionees to purchase a total of 1,160,000 shares at an exercise price of $1.00; and
(b) grant new stock options, covering the same number of shares, at $0.36.

In accordance with regulations of Toronto Stock Exchange, the optionees who entered into these agreements did not include any directors of Sideware or any other individuals who qualify as corporate insiders, as defined under Exchange regulations. All of the options rescinded were granted under our Stock Option Plan
(2001), and were subject to shareholder approval of that plan. Accordingly, none of those options had become exercisable when they were rescinded. The new options were also granted under the Stock Option Plan (2001), and were subject to shareholder approval of that plan. The plan received shareholder approval at our annual meeting of shareholders held June 28, 2001.

Effective June 13, 2001 we granted options to 10 new employees to purchase a total of 185,000 shares at $0.36 per share. Effective June 27, 2001 we also granted options to Kenneth Thornton, the Chairman of our Board of Directors, to purchase 500,000 shares at $0.35 per share. All of the options were granted pursuant to our Stock Option Plan (2001) and have five year terms.

                       LEGAL MATTERS

Certain legal matters relating to the legality of the issuance of the shares qualified for sale under this prospectus under Canadian law will be passed upon by Miller Thomson, Vancouver, British Columbia.

                          EXPERTS

The consolidated balance sheets of the Company as of December 31, 2000 and December 31, 1999, and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for the years ended December 31, 2000 and December 31, 1999, the eight months ended December 31, 1998, and the year ended April 30, 1998, incorporated by reference in this prospectus from the third amendment to our annual report for the period ended December 31, 2000 on Form 10-K/A, have been so incorporated by reference in reliance upon the report of KPMG
LLP, independent chartered accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The auditors' report on our December
31, 2000 consolidated financial statements contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has had negative cash flows from operating activities for each of the periods presented, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

  SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to our corporate Articles of Incorporation or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification is against public policy as expressed in the Securities Act. We will be governed by the final judgment of that issue.

===========================================================================

No dealer, sales representative
or any other person has been
authorized to give any information
or to make any representations in
connection with this offering other     SIDEWARE SYSTEMS INC.
than those contained in this
Prospectus, and, if given or made,
such information or representations
must not be relied upon as having
been authorized by Sideware Systems
Inc.  This Prospectus does not
constitute an offer to sell or a
solicitation of any offer to buy any   12,596,136 Common Shares
securities other than the securities
offered by this Prospectus, or an
offer to sell or a solicitation of
an offer to buy any securities by
any person in any jurisdiction where
such offer or solicitation is not
authorized or is unlawful.  Neither
the delivery of this Prospectus nor
any sale made hereunder shall, under
any circumstances, create any
implication that there has been no
change in the affairs of the Company
or that information contained herein
is correct as of any time subsequent
to the date of this Prospectus.






   TABLE OF CONTENTS
                                Page

Prospectus Summary                 1
Risk Factors                       3
Special Note Regarding Forward-
 looking Statements                9
Additional Information	           9
Incorporated Documents	           9
Enforcement of Civil Liabilities  10
Selling Shareholders	          11
Use of Proceeds	                  21
Plan of Distribution              22         August 8, 2001
Description of Securities to be
 Registered                       24
Material Changes                  24
Legal Matters                     26
Experts                           26
SEC Position on Indemnification
 for Securities Act Liabilities	  26



==============================================================================

                                PART II
                INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay substantially all the expenses incident to the registration, offering and sale of the shares to the public by the selling shareholders other than fees, discounts and commissions of underwriters, dealers or agents, if any, and transfer taxes. Those expenses are estimated as follows:


                                                      Amount(1)
                                                -------------------
  SEC Registration Fee                                 $ 1,258
  Legal Fees and Expenses                               15,000
  Accounting Fees and Expenses                          20,000
  Printing Expense                                      25,000
  Miscellaneous Expenses                                13,742
                                                     ---------
      Total                                            $75,000
----------------
(1) All amounts have been estimated except the SEC registration fee. All of the above expenses will be payable by us.


Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Articles of Incorporation of the company, subject to the provisions of the Company Act of British Columbia, the directors shall cause the company to indemnify a director or former director of the company and the directors may cause the company to indemnify a director or former director of a corporation of which the company is or was a shareholder and the heirs and personal representatives of any former director against all costs, charges and expenses, including an amount to settle an action or satisfy a judgment, actually and reasonably incurred by him or them including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is or they are made a party by reason of his being or having been a director including any action brought by the company. Each director of the company on being elected or appointed shall be deemed to have contracted with the company on the terms of this indemnity.

Subject to the provisions of the Company Act, the directors may cause the company to indemnify any officer, employee or agent of the company or of a corporation of which the company is or was a shareholder (notwithstanding that he is also a director) and his heirs and personal representatives against all costs, charges and expenses whatsoever incurred by him or them and resulting from his acting as an officer, employee or agent of the company or the corporation. In addition, the company shall indemnify the Secretary or an Assistant Secretary of the company (if he shall not be a full-time employee of the company and notwithstanding that he is also a director) and his respective heirs and legal representatives against all costs, charges and expenses whatsoever incurred by him or them and arising out of the functions assigned to the Secretary by the Company Act or Articles.

The failure of a director or officer of the company to comply with the provisions of the Company Act or of the Memorandum or the Articles shall invalidate any indemnity to which he is entitled.

The directors may cause the company to purchase and maintain insurance for the benefit of any person who is or was serving as a director, officer, employee or agent of the company or as a director, officer, employee or agent of any corporation of which the company is or was a shareholder and his heirs or personal representatives against any liability incurred by him as a director, officer, employee or agent.

Effective June 13, 2001 we have entered into indemnity agreements with each of our directors, under which we have agreed to indemnify our directors in respect of all liabilities (including legal and other professional fees), which our directors may incur as a result of acting as an officer or director of Sideware or any of its subsidiaries. The indemnity agreements do not apply if:

(a) the director was not acting honestly and in good faith with a view to the best interests of Sideware or its subsidiary, as the case may be; or

(b) in the case of a criminal or administrative action or proceeding, the director did not have reasonable grounds for believing that his conduct was lawful.

Under the indemnity agreements we are also required to pay any costs incurred by the directors in defending any proceedings brought against them, and we can be required to pay reasonably anticipated defence costs in advance.


Item 16.  EXHIBITS

   Number                                Exhibit

   3.1(1)            Memorandum of Incorporation dated March 30, 1983
   3.2(1)            Articles of Incorporation dated March 30, 1983
   3.3(1)            Special Resolution dated January 12, 1984
   3.4(1)            Special Resolution dated June 15, 1989
   3.5(1)            Special Resolution dated September 27, 1990
   3.6(1)            Special Resolution dated December 18, 1996
   3.7(1)            Articles of Incorporation
   3.8(1)            Special Resolution dated January 29, 1998
   3.9(5)            Special Resolution dated June 28, 2000
   4.1(1)            Escrow Agreement dated June, 1996
   4.2(4)            2000 Stock Option Plan
   4.3(4)            Amended 2000 Stock Option Plan
   4.4(6)            Stock Option Plan (2001)
   4.5               Subscription Agreement dated February 22, 2001
                     with SDS Merchant Fund LP
   4.6               Registration Agreement dated February 22, 2001
                     with SDS Merchant Fund LP
   4.7               Warrant Agreement dated February 22, 2001 with
                     SDS Merchant Fund LP
   4.8               Schedule of Material Differences

   4.9               Warrant Certificate of David Robison
   4.10              Warrant Certificate of Agora Partners
   4.11              Warrant Certificate of William W. Noel III
   4.12              Schedule of Material Differences
   4.13              Agent Unit Purchase Warrant Agreement
   5.1               Opinion of Miller Thomson
   5.2               Opinion of Miller Thomson
   10.1(1) Operating Agreement between the Company and BrainTech, Inc., dated October 18, 1996
   10.2(2) Software Development and License Agreement dated September 20, 1999 between the Company and BrainTech, Inc.
   10.3(2) Software Development License Agreement between the Company and Sideware International SRL effective August 27, 1999
   10.4(2) Research and Development Cost Sharing Agreement between the Company and Sideware International SRL effective August 27, 1999
   10.5(2) Distribution and Sales Agreement between the Company and Sideware Corp. effective January 1, 1999
   10.6(1) Assignment of Lease and Modification of Lease Agreement dated August 17, 1998 between HOOPP Realty Inc., Techwest Management Inc., Sideware Systems Inc., and BrainTech, Inc.
   10.7(1) Lease Agreement dated January 25, 1999 between Sideware Corp. and Elden Investments, LLC with Addendum dated February 8, 1999
   10.8(2) Agreement between the Company and IBM for participation in the Enterprise Growth Opportunity program
   10.9(2) Reseller agreement between the Company and Enterprise Soft
   10.10(2) Software license agreement between the Company and ICEsoft AS
   10.11(2) Lease effective as of July 1, 1999 between the Company, Techwest Management Ltd., BrainTech, Inc. and Pacific Centre Leaseholds Ltd.
   10.12(2) Assignment Agreement effective as of July 1, 1999 between the Company, Techwest Management Ltd., BrainTech, Inc., and SJM Management Ltd.
   10.13(2) Cost Sharing and Allocation Agreement dated October 29, 1999 between the Company and BrainTech, Inc.
   10.14(2)          Agreement between the Company and Advanced
                     Contact Solutions Inc.
   10.15(2) Contract Agreement No. SDW001 between the Company and Science Applications International Corp.
   10.16(2)          IBM International Independent Software Vendor
                     Agreement
   10.17(2) Distribution and Sales Agreement between Sideware Corp. and Sideware International SRL
   10.18(3) Lease Agreement dated March 6, 2000 between Sideware Corp. and Reston L.L.C.
   10.19(3) Lease Agreement between Sideware Corp. and Sanctuary Park Realty Holding Company
   10.20(3) Sub-Lease Agreement dated January 15, 2000 between San Jose State University Foundation and Sideware Systems Inc.
   10.21(3) Lease Agreement dated February 24, 2000 between CEO Suites, Inc. and Sideware Corp.
   10.22(6)          Change of Control Severance Agreement with Rahul
                     Badhan

   10.23(6)          Change of Control Severance Agreement with Scott
                     Friedlander
   10.24(6)          Change of Control Severance Agreement with
                     Stewart Walchli
   10.25(6)          ASP Software Products Distribution and License
                     Agreement dated January 21, 2001 between
                     Sideware International SRL and Sideware Corp.
   10.26(6)          End User Software Products Distribution and
                     License Agreement dated January 21, 2001 between
                     Sideware International SRL and Sideware Corp.
   10.27(6)          Assignment of Lease
   10.28             Indemnification agreement with Grant Sutherland
   10.29             Schedule of Material Differences
   23.1              Consent of Independent Chartered Accountants


(1) Exhibit already on file - exhibit to our Form20-F registration statement filed in May 1999.
(2) Exhibit already on file - exhibit to our Form F-1 registration statement 333-90893 filed in December 1999.
(3) Exhibit already on file - exhibit to our Form 20-F annual report covering the year ended December 31, 1999.
(4) Exhibit already on file - exhibit to our Form F-3 registration statement no. 333-34984 filed in April 2000.
(5) Exhibit already on file - exhibit to our Form 10-Q filed in October 2000.
(6) Exhibit already on file - exhibit to our Form 10-K filed in March 2001.

ITEM 17.  UNDERTAKINGS

(a)   The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration
Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total daollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.


          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     The undersigned Registrant hereby undertakes that:


(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Vancouver, British Columbia, on August 9, 2001.

                                  SIDEWARE SYSTEMS INC.


                                  By:   "Grant Sutherland"

                                  W. Grant Sutherland
                                  Director



Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


     Signature                  Title                       Date

        *               Chief Executive Officer,        August 9, 2001
--------------------    President, and Director
James L. Speros         (Principal Executive Officer)


 "Grant Sutherland"     Director                        August 9, 2001
--------------------
W. Grant Sutherland


        *               Director                        August 9, 2001
--------------------
Edward A. White


        *               Director                        August 9, 2001
--------------------
Peter Kozicki


        *               Chief Financial Officer         August 9, 2001
--------------------    (Principal Financial and
Stewart F. Walchli      Accounting Officer)



*By: "Grant Sutherland"
     -------------------
     W. Grant Sutherland
     Attorney in Fact